SECURITIES AND EXCHANGE COMMISSION

	WASHINGTON, D.C. 20549


	FORM 8-K


	Current Report Pursuant
	to Section 13 or 15(d) of the
	Securities Exchange Act of 1934


	       October 5, 1995 (September 27, 1995)

Date of report (Date of earliest event reported)

			     MORRISON RESTAURANTS INC.
	(Exact Name of Registrant as Specified in Its Charter)

			     DELAWARE
	(State or Other Jurisdiction of Incorporation)

	  1-12454                           63-0475239
  (Commission File Number)               (I.R.S. Employer
					Identification No.)

	    4721 Morrison Drive
	    P.O.Box 160266
	    Mobile, Alabama                           36625
   (Address of Principal Executive Offices)          (Zip Code)

			 (334) 344-3000
	(Registrant's Telephone Number)

			      N/A
	(Former Name or Former Address, if Changed Since Last Report)








Item 5.         Other Events

	On September 27, 1995 the Registrant announced that its Board of Directors approved a plan to spin off its family dining and health-care businesses to shareholders to create three separate publicly held corporations through tax-free
transactions.   The three independent companies will be Ruby
Tuesday, Inc., which will operate the Registrant's current specialty restaurant business; Morrison Fresh Cooking, Inc., consisting of the Registrant's current family dining business; and Morrison Health Care, Inc., succeeding to the Registrant's existing health- care contract-feeding business.

	Founded in 1920 as a unique cafeteria concept, the Registrant has grown during its 75-year history into a diversified restaurant, cafeteria and contract-feeding company. The Registrant entered the casual dining market in 1982 by acquiring Ruby Tuesday and expanded its specialty restaurant operations through internally developed concepts such as Mozzarella's Cafes and by acquiring Tia's, a Tex-Mex restaurant concept, in January 1995.

	The Registrant's contract-feeding business has its origin in the health-care food-service with its self-developed operations which began in the early 1950s. The Registrant expanded this business by acquiring various contract-feeding businesses and combining them with internally-generated operations. In August 1994, the Registrant sold or closed all of its non-health-care related contract-feeding division assets, and reorganized its remaining contract-feeding operations into the Health Care
Division of its Morrison Group.

	The distribution plan calls for holders of shares of Morrison Common Stock to receive one share of Morrison Health Care, Inc. Common Stock (the proposed name for the company that will operate Morrison's health-care business) for every three Morrison shares now held; and one share of Morrison Fresh Cooking, Inc. (the proposed name for the company that will operate Morrison's family dining business) for every four shares now held. The name of the existing company will be changed to Ruby Tuesday, Inc. and through a reverse stock split, shareholders will receive one share of Ruby Tuesday, Inc. Common Stock for every two Morrison shares they currently hold.

	After considerable study and detailed analysis, the Board of Directors concluded that its three main businesses had reached the stage of maturity where they will be best positioned as independent, publicly owned companies.

	Noting that its three businesses operate under different market and competitive conditions with unique management and capital needs, the Registrant's Board of Directors determined that the new structure will allow the management of each company to focus more intensively on its own business and provide each company flexibility to grow in a manner best suited for its business and its market. The planned separation will also enable the management of each company to design corporate policies and strategies that will be based primarily on the characteristics of its own business and to concentrate its financial resources wholly on its own operations. Each company will be in a position to access directly the capital markets and will not compete with each other for allocation of the Registrant's financial resources.

	The creation of a public market for each of the three businesses will establish a value for each company that is independent of the other businesses. This will enhance the ability of each company to attract, motivate and retain qualified executives and key employees by designing effective incentive-based compensation programs based solely on each company's performance. In addition, the newly created securities will facilitate development by enhancing the ability of each company to enter into merger and acquisition transactions using its own stock.

	The Board of Directors also concluded that the new structure will provide investors and securities analysts a clearer basis on which to analyze the financial performance of the three businesses. The separate businesses will be more accurately valued, based on their respective performance and prospects. The stock of each of the three companies will also appeal to investors with differing investment objectives, risk tolerance and dividend expectations and will allow potential investors to direct their investments more directly to the areas of their primary interest.

	Sandy Beall, Chairman and Chief Executive Officer of the
Registrant, will become Chairman and Chief Executive Officer of
Ruby Tuesday, Inc.

	John McKinnon, currently a director of the Registrant and a former President of Sara Lee Corporation, will become Chairman of Morrison Health Care, Inc. Glenn Davenport, who is currently
President of the Health Care Division, will be President and Chief Executive Officer of Morrison Health Care, Inc.

	Dolph W. von Arx, who is currently a director of the Registrant and was formerly Chairman of the Board, President and Chief Executive Officer of RJR Nabisco's Planters LifeSavers Company, will become Chairman of Morrison Fresh Cooking, Inc. Ronnie Tatum, currently President of Morrison's Family Dining Division, will become Chief Executive Officer, and Chris Elliott, who is currently Senior Vice President, Operations, of the Family Dining Division, will become President.

	The Registrant does not expect staff reductions or employee layoffs as a result of the distribution.

	Ruby Tuesday, Inc. will operate the specialty restaurant business currently conducted by the Ruby Tuesday Group. As of September 2, 1995, the Ruby Tuesday Group operated 283 Ruby Tuesday's, 47 Mozzarella's and 16 Tia's restaurants. It had revenues of $514.9 million for fiscal year ended June 3, 1995.

	Morrison Fresh Cooking, Inc. will operate the business currently conducted by the Family Dining Division of the Morrison Group. The Family Dining Division operates 145 traditional cafeterias, six small cafeterias and 26 quick-service restaurants. It had revenues of $294.5 million for fiscal year 1995.

	Morrison Health Care, Inc. will operate the business currently conducted by the Health Care Division of the Morrison Group. The Health Care Division, with 289 accounts, is one of the leading providers of food and nutrition services to hospital and health-care facilities across North America. The Health Care Division accounts range in size from 100-bed specialty hospitals to facilities with over 2,000 beds. It had revenues of $225.3 million for fiscal year 1995.

	The Plan of Distribution is subject to a number of conditions, including shareholder approval. It is contemplated that the spin-off will occur late in the first calendar quarter of 1996.








			 Signatures

	Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



			      MORRISON RESTAURANTS INC.
				    (Registrant)


   10/05/95                     s/ J. Russell Mothershed
    DATE                        J. RUSSELL MOTHERSHED
				Senior Vice President, Finance
				 (Senior Vice President and
				Principal Accounting Officer)